Exhibit 10.41

RESTRICTED STOCK UNIT GRANT AGREEMENT

Pursuant to the Allergan, Inc. 2011 Incentive Award Plan (the “Plan”), Allergan, Inc. (the “Company”) hereby grants to the employee listed below (“Participant”) the number of Restricted Stock Units set forth below (the “Restricted Stock Units” or “Units”). The Restricted Stock Units are subject to all of the terms and conditions set forth in this Restricted Stock Unit Award Grant Agreement (this “Grant Agreement”), in the Terms and Conditions attached hereto as Exhibit A (the “Terms”), in the Country-Specific Terms, if any, for Participant’s country attached hereto as Exhibit B (the “Country-Specific Terms”), and in the Plan attached hereto as Exhibit C, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Agreement.
Each Restricted Stock Unit represents the right to receive one share of the Company’s common stock, par value $0.01 (“Stock”), at the time the Restricted Stock Unit is available for distribution in accordance with the terms and conditions set forth in the Plan, the Terms, and the Country-Specific Terms.

Participant:
Grant Date:
Total Number of Units Granted:

Vesting Schedule:
This Grant Agreement and the associated grant information including vesting schedule is provided in written or electronic form at the record keeper for the Plan.
Except as provided in Section 2.3 or 2.4 of the Terms, in the Country-Specific Terms, as applicable, or as otherwise provided by the Administrator, in no event shall Participant vest in any additional Restricted Stock Units following Participant’s Termination of Employment (as defined in the Terms).

All decisions and interpretations of the Administrator arising under the Plan, this Grant Agreement, the Terms, the Country-Specific Terms, if applicable, or relating to the Restricted Stock Units shall be binding, conclusive and final.

ALLERGAN, INC.
Name
Title

Attachments:    Terms and Conditions (Exhibit A)
Country-Specific Terms (Exhibit B)
Allergan, Inc. 2011 Incentive Award Plan (Exhibit C)
Allergan, Inc. 2011 Incentive Award Plan Prospectus (Exhibit D)

EXHIBIT A TO THE RESTRICTED STOCK UNIT GRANT AGREEMENT

TERMS AND CONDITIONS

February 2014

Pursuant to the Restricted Stock Unit Award Grant Agreement (the “Grant Agreement”) to which these Terms and Conditions (the “Terms”) are attached, Allergan, Inc. (the “Company”) granted to the participant (“Participant”) specified on the Grant Agreement a restricted stock unit award under the Allergan, Inc. 2011 Incentive Award Plan (the “Plan”) for the number of restricted stock units indicated in the Grant Agreement (“Restricted Stock Units” or “Units”), subject to the terms and conditions of the Grant Agreement, the Terms, the Plan, and the Country-Specific Terms, if any, for Participant’s country attached to the Grant Agreement as Exhibit B (the “Country-Specific Terms”). Any reference herein to the Terms shall include the Country-Specific Terms.
I.GENERAL
1.1    Defined Terms. Wherever the following terms are used herein they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Agreement or, if not defined therein, the Plan.
“Cause” means, (i) with respect to any Participant who is a party to a change-in-control agreement with the Company or who participates in a Company-sponsored change-in-control policy, plan or program, the definition given to such term in the applicable agreement, policy, plan or program and (ii) with respect to all other Participants, any conduct set forth on the Grant Date (as defined in Section 2.1) in the Company’s employee handbook or Management Practices and Guidelines (or any successor thereto) justifying immediate termination without the benefit of a counseling review or severance pay.
“Job Elimination” means Participant’s Termination of Employment by the Company or any Affiliate, other than a Qualifying Termination, under circumstances satisfying each of the following conditions, as determined in the sole and absolute discretion of the Company: (i) Participant’s Termination of Employment results in or is part of a net headcount reduction of one or more employees; (ii) Participant is not offered a comparable position with the Company, an Affiliate or a successor entity of the Company or an Affiliate; and (iii) the Company provides written notice to Participant prior to his or her Termination of Employment that it has determined Participant’s Termination of Employment is a “job elimination.”
“Qualifying Termination” means Participant’s Termination of Employment with the Company or any Affiliate during the 24-month period commencing on the date of a Change in Control, unless:
(i)    Participant voluntarily terminates his or her employment with the Company or any Affiliate during such period. Participant, however, shall not be considered to have voluntarily terminated his or her employment with the Company or any Affiliate if one or more of the following occurs following the Change in Control, and subsequent to such event Participant elects to terminate his or her employment with the Company or any Affiliate: (A) a material diminution in Participant’s base compensation; (B) a material diminution in Participant’s position with the Company or any Affiliate without Participant’s consent such that there is a material diminution in Participant’s authority, duties or responsibilities; (C) a change in Participant’s principal location of employment that is both material and greater than fifty (50) miles from its location prior to the Change in Control without Participant’s express written consent; provided, however, that Participant hereby acknowledges that Participant may be required to engage in travel in connection with the performance of Participant’s duties and that such travel shall not constitute a change in Participant’s principal location of employment for purposes hereof; or (D) any other action or inaction that constitutes a material breach by the Company or any Affiliate of any agreement under which Participant provides services. Notwithstanding the foregoing, Participant’s termination of his or her employment with the Company or any Affiliate as a result of the occurrence of any of the foregoing shall not constitute a “Qualifying Termination” unless Participant gives the Company written notice of such occurrence within ninety (90) days of such occurrence and such occurrence is not cured by the Company within thirty (30) days of the date on which such written notice is received by the Company.
(ii)    The termination is on account of Participant’s death or permanent and total disability (within the meaning of Code Section 22(e)(3)).
(iii)    Participant is involuntarily terminated for Cause during such period.
In addition, notwithstanding anything contained in the Terms to the contrary, if Participant’s Termination of Employment occurs prior to a Change in Control and it is determined that such termination (x) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who subsequently effectuates a Change in Control or (y) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then, for all purposes of the Terms, the date of a Change in Control with respect to Participant shall mean the date immediately prior to the date of Participant’s Termination of Employment.
“Section 409A Change in Control” shall mean a Change in Control that qualifies as a “change in the ownership or effective control,” or a “change in the ownership of a substantial portion of assets,” of the Company (or the corporate successor thereto), within the meaning of Code Section 409A(a)(2)(A)(v).
“Termination of Employment” shall mean the time when the employee-employer relationship between Participant and the Company or any Affiliate is terminated for any reason, with or without Cause, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Affiliate. The Administrator, in its discretion, shall determine the effect of all matters and questions relating to Participant’s Termination of Employment, including, without limitation, when Participant is no longer actively employed for purposes of Section 3.4(i), and the question of whether such Termination of Employment resulted from a discharge for Cause, a Qualifying Termination or a Job Elimination. For purposes of the Terms, Participant’s employee-employer relationship shall be deemed to be terminated in the event that the Affiliate employing Participant ceases to remain a Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
“Written Agreement” shall mean any written agreement between the Company and Participant or any written policy approved by the Administrator that applies to Participant.
1.2    Incorporation of Terms of Plan. The Restricted Stock Units evidenced by the Grant Agreement and the Terms are also subject to the terms and conditions of the Plan, which are incorporated herein by reference.
II.    GRANT, VESTING AND DISTRIBUTION OF RESTRICTED STOCK UNITS
2.1    Grant of Restricted Stock Units. Effective as of the grant date specified on the Grant Agreement (the “Grant Date”), the Company irrevocably grants to Participant an award of the number of Restricted Stock Units specified on the Grant Agreement, subject to the terms and conditions set forth in the

Plan, the Grant Agreement and the Terms. Each Restricted Stock Unit represents the right to receive a share of the Company’s common stock, par value $0.01 per share (“Stock”), at the time the Restricted Stock Unit is available for distribution in accordance with the terms and conditions set forth in the Plan and the Terms.
2.2    Vesting of Restricted Stock Units. The Restricted Stock Units shall vest in accordance with the vesting schedule set forth in the Grant Agreement and Sections 2.3 and 2.4 below, or at such earlier times as are set forth in a written agreement between the Company and Participant. Unless and until the Restricted Stock Units have vested in accordance with the preceding sentence, Participant shall have no right to any distribution made with respect to such Restricted Stock Units. Subject to Sections 2.3 and 2.4 or anything to the contrary in the Country-Specific Terms, as applicable, in the event of Participant’s Termination of Employment prior to the vesting of all of the Restricted Stock Units, any Restricted Stock Units which remain unvested at such time will terminate automatically and be forfeited without further notice and at no cost to the Company.
2.3    Accelerated Vesting. Notwithstanding anything to the contrary in Section 2.2 or the Grant Agreement, all or a portion of the Restricted Stock Units shall vest on an accelerated basis under the following circumstances:
(a)    if Participant’s Termination of Employment occurs by reason of Participant’s Job Elimination and, prior to the expiration of 55 days following the date of Participant’s Termination of Employment or such earlier date as may be specified by the Company, Participant executes and delivers, and does not revoke, a general waiver and release of all claims against the Company and its Subsidiaries and the employees, directors, agents and affiliates of the Company and its Subsidiaries, in a form acceptable to the Company in its sole and absolute discretion, then a number of Restricted Stock Units shall become vested upon the date such general waiver and release of all claims becomes effective and irrevocable, the number of which will be equal to the total number of Restricted Stock Units specified in the Grant Agreement, as adjusted pursuant to Section 14.2 of the Plan, multiplied by a fraction, the numerator of which is the number of months from the Grant Date until the date of Participant’s Termination of Employment, and the denominator of which is the number of months during the vesting schedule set forth in the Grant Agreement (i.e., the number of months from the Grant Date until the date Participant would otherwise vest in the Restricted Stock Units pursuant to Section 2.2 based solely on continued employment); and
(b)    if Participant’s Termination of Employment occurs by reason of Participant’s death or by March 1st of the calendar year following the calendar year in which Participant incurs a permanent and total disability (within the meaning of Code Section 22(e)(3)), then the Restricted Stock Units shall become fully vested immediately prior to Participant’s Termination of Employment.
2.4    Effect of Change in Control. Notwithstanding anything to the contrary in Section 2.2 or 2.3 or the Grant Agreement, in the event of a Change in Control, the following provisions shall apply:
(a)    If (i) the successor or surviving entity (or any affiliate thereto) assumes the Restricted Stock Units (or permits the Restricted Stock Units to remain outstanding) or replaces the Restricted Stock Units with restricted stock units to acquire stock in such successor or surviving entity (or any affiliate thereto) that (A) preserve the existing value of the Restricted Stock Units at the time of the Change in Control and (B) provide for distribution in accordance with a vesting schedule that is the same or more favorable to Participant than the Restricted Stock Unit vesting schedule set forth herein (any such replacement award, a “Substitute Award”) and (ii) any assumption or replacement described in (i) is structured such that Participant will not incur any taxes or penalties under Code Section 409A and the guidance issued thereunder, then the

Restricted Stock Units or such Substitute Award shall remain outstanding and be governed by their respective terms and the provisions set forth in the Plan, subject to Section 2.4(c).
(b)    If the successor or surviving entity (or any affiliate thereto) does not assume or replace the Restricted Stock Units (or permit the Restricted Stock Units to remain outstanding) as provided in Section 2.4(a), the Restricted Stock Units shall become fully vested immediately prior to the occurrence of such Change in Control.
(c)    If the successor or surviving entity (or any affiliate thereto) assumes or replaces the Restricted Stock Units (or permits the Restricted Stock Units to remain outstanding) as provided in Section 2.4(a) and Participant experiences a Qualifying Termination, the Restricted Stock Units or Substitute Award, as applicable, shall become fully vested immediately prior to the date of such termination. For the avoidance of doubt, if Participant incurs a Termination of Employment for any reason other than a Qualifying Termination during the 24-month period commencing on the date of a Change in Control, Sections 2.2 and 2.3 shall continue to apply with respect to the Restricted Stock Units without regard to the Change in Control.
2.5    Distribution of Stock
(a)    Subject to the terms and conditions of the Plan, and the Terms (including Section 2.5(b) below), the shares of Stock underlying the Restricted Stock Units shall be distributed to Participant (or in the event of Participant’s death, to his or her designated beneficiary or estate, as the case may be) no later than 10 days following the date such Restricted Stock Units vest under Section 2.2, 2.3 or 2.4.
(b)    Notwithstanding anything to the contrary in Section 2.5(a) above, if permitted by the Administrator, and if Participant completed and timely submitted to the Company a deferral election (the “Deferral Election”) with respect to all or any of the shares of Stock underlying the Restricted Stock Units in a form approved for such purpose by the Administrator, then the shares of Stock underlying the Restricted Stock Units shall be distributable to Participant in accordance with the terms of the Deferral Election; provided, however, that
(i)    in the event that the Deferred Shares become distributable to Participant on account of a Change in Control pursuant to Section 2.4(b), the Deferred Shares shall not be distributed on account of such event unless the Change in Control is a 409A Change in Control, in which case the Deferred Shares shall be distributed to Participant in a lump sum within 10 business days following the 409A Change in Control;
(ii)    in the event of Participant’s death prior to the distribution of the Deferred Shares, the Deferred Shares shall be distributed to Participant’s designated beneficiary or estate, as the case may be, in a lump sum within 10 business days following the date of Participant’s death; and,
(iii)    in the event of Participant’s Termination of Employment, all Deferred Shares with respect to any underlying Restricted Stock Units that have vested on or prior to such Termination of Employment shall be distributed to Participant within 10 business days following the date of Participant’s Termination of Employment.
Any distribution that is due to be distributed as of a particular date pursuant to the provisions of Section 2.5(b) will be deemed to be distributed as of such date if it is distributed no later than the date permitted pursuant to Treasury Regulations Section 1.409A-3(d), or any successor provision thereto.

Any shares of Stock issuable with respect to Participant’s vested Restricted Stock Units, the issuance of which have been deferred by Participant pursuant to a timely completed and effective Deferral Election, shall be referred to herein as “Deferred Shares.”
2.6    Changes to Time or Form of Distribution. Except as otherwise provided herein, the time and form of distribution of shares of Stock with respect to the vested Restricted Stock Units shall be as set forth in the Grant Agreement, the Terms and the Deferral Election and may only be changed in compliance with the requirements of Code Section 409A(a)(4)(C), and only with the prior written consent of the Company’s General Counsel.
2.7    Dividend Equivalent Rights. Effective as of the Grant Date, the Company irrevocably grants to Participant Dividend Equivalent Rights (as defined below) with respect to each Restricted Stock Unit that vests pursuant to Section 2.2, 2.3 or 2.4 or pursuant to the Country-Specific Terms, if applicable, subject to the terms and conditions of the Plan and the Terms. “Dividend Equivalent Right” means a right to receive an amount equal to the aggregate amount of dividends, if any, paid to the Company’s stockholders on one share of Stock where the record date(s) for such dividends occurred during the period from the Grant Date through and including the day immediately preceding the date the share of Stock subject to the Restricted Stock Unit to which such Dividend Equivalent Right relates is distributed to Participant pursuant to Sections 2.5 and 2.6 (the “Dividend Equivalent Term”). The amount so paid shall be termed the “Dividend Equivalent Amount.” The Company shall determine, in its discretion, whether the Dividend Equivalent Amount shall be paid to Participant in the form of Stock or cash, and the time and manner in which the Dividend Equivalent Amount shall be credited to Participant during the Dividend Equivalent Term. Each Dividend Equivalent Right shall terminate as of the date the share of Stock subject to the Restricted Stock Unit to which such Dividend Equivalent Right relates is distributed. Dividend Equivalent Rights shall not be paid to Participant for any Restricted Stock Units that do not vest pursuant to Sections 2.2 through 2.4 above or pursuant to the Country-Specific Terms.
2.8    Conditions to Issuance of Stock. The shares of Stock deliverable upon settlement of the Restricted Stock Units, the Dividend Equivalent Rights, or any portion of either, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Stock in settlement of the Restricted Stock Units, the Dividend Equivalent Rights, or any portion of either, prior to fulfillment of all of the following conditions:
(a)    The admission of such shares to listing on all stock exchanges on which such Stock is then listed;
(b)    The completion of any registration or other qualification of such shares under any state, federal, foreign or local law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its sole and absolute discretion, deem necessary or advisable;
(c)    The obtaining of any approval or other clearance from any state, federal, foreign or local governmental agency which the Administrator shall, in its sole and absolute discretion, determine to be necessary or advisable;
(d)    The receipt by the Company (or the Employer (as defined in Section 3.14(a))) of full payment of any Tax-Related Items (as defined in Section 3.14(a)); and

(e)    The lapse of such reasonable period of time following the applicable distribution event as the Administrator may from time to time establish for reasons of administrative convenience.
2.9    Rights as Stockholder. The holder of the Restricted Stock Units or Dividend Equivalent Rights shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares issuable or deliverable upon settlement of the Restricted Stock Units or Dividend Equivalent Rights, or any part thereof, unless and until such shares shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).
III.    OTHER PROVISIONS
3.1    Administration. The Administrator shall have the power to interpret the Plan and the Terms and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be binding, conclusive and final upon Participant, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Terms, the Restricted Stock Units or the Dividend Equivalent Rights. In its sole and absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan and the Terms, subject to Section 13.2 of the Plan.
3.2    Limited Transferability. Except to the extent permitted by applicable law, including Code Section 409A, the Restricted Stock Units may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, and neither the Restricted Stock Units nor any interest or right therein or part thereof shall be liable for Participant’s debts, contracts or engagements or the debts, contracts or engagements of Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.
3.3    Restrictive Legends and Stop-Transfer Orders.
(a)    Any share certificate(s) evidencing the shares of Stock issued hereunder shall be endorsed with any legend(s) that may be required by applicable federal, state or foreign securities laws, to be placed on the certificate(s) evidencing such shares.
(b)    Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(c)    The Company shall not be required: (i) to transfer on its books any shares of Stock that have been sold or otherwise transferred in violation of any of the provisions of the Terms, or (ii) to treat as owner of such shares of Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred.
3.4    Nature of Grant. In accepting the grant of Restricted Stock Units, Participant acknowledges, understands and agrees that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past;
(c)    subject to the terms of any other plan or program applicable to a Participant or any written agreement between the Company or an Affiliate and a Participant, all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;
(d)    nothing in the Plan or the Terms shall confer upon Participant any right to continue in the employ or service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate Participant’s employment or services at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant;
(e)    Participant is voluntarily participating in the Plan;
(f)    the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units are not intended to replace any pension rights;
(g)    the future value of the underlying shares of Stock is unknown and cannot be predicted;
(h)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from Participant’s Termination of Employment (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment contract, if any), and as a condition to receiving the grant of Restricted Stock Units, Participant irrevocably agrees (i) never to institute any claim against the Company, the Employer or any other Affiliate, in the event of any such forfeiture, (ii) to waive his or her ability, if any, to bring any such claim, and (iii) to release the Company, the Employer and all other Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(i)    except as provided otherwise in Section 2.3 or 2.4, in the event of Participant’s Termination of Employment (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment contract, if any), Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of Participant’s Restricted Stock Unit grant (including whether Participant may still be considered to be providing services while on a leave of absence);

(j)    for Participants who reside outside the U.S., the following additional provisions shall apply:
(i)    the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Participant’s employment contract, if any;
(ii)    except as explicitly provided pursuant to the terms of a written benefit plan maintained by the Company or any Affiliate, the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any other Affiliate; and
(iii)    Participant acknowledges and agrees that none of the Company, the Employer or any other Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any shares of Stock acquired upon settlement.
3.5    Shares to Be Reserved. The Company shall at all times prior to the settlement or forfeiture of the Restricted Stock Units reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Terms.
3.6    Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be deemed duly given only when delivered in person or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the local postal service, addressed as follows:

If to the Company:	Allergan, Inc. Attention: General Counsel 2525 Dupont Drive Irvine, California 92612

If to Participant:	To Participant’s most recent address then on file in the Company’s personnel records.
By a notice given pursuant to this Section 3.6, either party may thereafter designate a different address for notices to be given to that party.
3.7    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Terms.
3.8    Governing Law; Venue. The Terms shall be administered, interpreted and enforced under the laws of the State of Delaware, without regard to conflicts of law principles thereof.
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Terms, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Orange County, California, or the U.S. federal courts for the Central District of California, and no other courts, where this grant is made and/or to be performed.
3.9    Severability. Should any provision of the Terms be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.
3.10    Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the U.S. Securities Act and the Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and state and foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units shall be granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and the Terms shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
3.11    Amendments. Except as explicitly prohibited by the Plan, the Terms may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided, that, except as may otherwise be provided by the Plan, no termination, amendment, or modification of the Terms shall adversely affect the Restricted Stock Units in any material way without Participant’s prior written consent. The Terms may not be modified, suspended or terminated except by an instrument in writing signed by a duly authorized representative of the Company and, if Participant’s consent is required, by Participant.
3.12    Successors and Assigns. The Company may assign any of its rights with respect to the Restricted Stock Units to single or multiple assignees, and the Terms shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2, the Terms shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.
3.13    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or the Terms, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Restricted Stock Units and the Terms shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Terms shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.14    Taxes.
(a)    Regardless of any action the Company or Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items with respect to the issuance of the Restricted Stock Units or Dividend Equivalent Rights, the distribution of shares of Stock with respect thereto, or any other taxable event related to the Restricted Stock Units or Dividend Equivalent Rights; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units or Dividend Equivalent Rights to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable,

Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(i)    withholding from Participant’s wages or other compensation payable to Participant by the Company and/or the Employer; or
(ii)    withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); or
(iii)    withholding a number of vested shares of Stock otherwise issuable to Participant; or
(iv)    for Participants who reside in the U.S. only, by accepting vested shares of Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for all Tax-Related Items.
(c)    To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, Participant is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.
(d)    Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company shall not be obligated to deliver any certificate representing shares of Stock issuable with respect to the Restricted Stock Units or Dividend Equivalent Rights to Participant or his legal representative unless and until Participant or his legal representative shall have paid or otherwise satisfied in full the amount of all Tax-Related Items applicable with respect to the taxable income of Participant resulting from the grant of the Restricted Stock Units or Dividend Equivalent Rights, the distribution of the shares of Stock issuable with respect thereto, or any other taxable event related to the Restricted Stock Units or Dividend Equivalent Rights.
3.15    Data Privacy. This Section 3.15 applies to Participant only if Participant resides outside the U.S. If Participant resides outside the U.S., then Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in these Terms and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company and its Affiliates for the purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).
Participant understands that Data will be transferred to Fidelity Stock Plan Services or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, Fidelity Stock Plan Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consent herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
3.16    Unfunded, Unsecured Obligations. The obligations of the Company under the Plan and the Terms shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Company for the benefit of Participant or any other person. Participant shall have only the rights of a general, unsecured creditor of the Company with respect to the Restricted Stock Units and Dividend Equivalent Rights unless and until shares of Stock shall be distributed to Participant under the terms and conditions set forth herein.
3.17    Compliance with Internal Revenue Code Section 409A. For Participants who are U.S. taxpayers, the Restricted Stock Units and Dividend Equivalent Rights granted hereunder are not intended to provide for any deferral of compensation subject to Code Section 409A, unless the Participant has entered into a Deferral Election pursuant to Section 2.5(b) or 2.6. If there is no such Deferral Election, the benefits provided pursuant hereto shall be paid on or before the later of: (i) the fifteenth day of the third month following Participant’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, in each case, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder, and in such case the benefits are intended to be exempt from Code Section 409A as “short-term deferrals.”
In the event that Participant has entered into a Deferral Election such that distribution of Restricted Stock Units and accompanying Dividend Equivalent Rights so deferred are subject to Code Section 409A, then notwithstanding anything in the Plan or Terms to the contrary, such Restricted Stock Units and Dividend Equivalent Rights shall be administered in a manner consistent with Code Section 409A, and the Plan, Terms and Deferral Election shall be construed and interpreted in such a manner as to comply in all respects with Code Section 409A. With respect to any benefit subject to 409A: (a) if such benefit is distributable on account of Participant’s Termination of Employment, it shall not be distributed upon such event unless the Termination of Employment is considered to be a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i); (b) in the event Participant is required to enter into a release and waiver of claims as a condition of receiving such benefit, and the period during which such waiver and release is to be executed by Participant spans two calendar years, then payment will in all events be made in the second of the two calendar years; and (c) if Participant’s payment is on account of his or her Termination of Employment and at the time of such termination the Participant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any distributions subject to Code Section 409A that are made on account of such Termination of Employment may not be made before the date that is six months after Participant’s Termination of Employment, or if earlier, Participant’s death. In such instance, distributions will be made on the first day of the seventh month following the Termination of Employment (or, if earlier, death).
3.18    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying shares of Stock. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
3.19    Language. If Participant has received these Terms or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
3.20    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
3.21    Country-Specific Terms. Notwithstanding anything to the contrary herein, the Restricted Stock Unit grant shall be subject to the Country-Specific Term. Moreover, if Participant relocates to one of the countries included in the Country-Specific Terms, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country-Specific Terms constitute part of these Terms and are incorporated herein by reference.
3.22    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

3.23    Currency. All calculations under the Plan shall be prepared based on U.S. dollars. Amounts denominated in any currency other than U.S. dollars shall be converted into U.S. dollars on the basis of the Exchange Rate in effect on the relevant date. The “Exchange Rate” shall be the rate at which the relevant currency is converted into U.S. dollars, as reported on the relevant date in The Wall Street Journal (or such other reliable source as may be selected from time to time by the Administrator in its discretion).
3.24    Waiver. Participant acknowledges that a waiver by the Company of a breach of any provision of the Terms shall not operate or be construed as a waiver of any other provision of the Terms, or of any subsequent breach by Participant or any other participant.
3.25    Coverage under Recoupment Policy. Participant acknowledges and agrees that, except to the extent prohibited by applicable law, the Restricted Stock Units and any and all shares of Stock, cash, cash equivalents, assets or securities received by or distributed to Participant in settlement of the Restricted Stock Units shall be subject to any policy on the recovery of compensation that the Board (or a duly authorized committee thereof) or the Company may adopt, including any such policy adopted after the Grant Date.
3.26    Entire Agreement. The Plan and the Terms constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
3.27    Insider Trading/Market Abuse Laws. Participant should be aware that his or her country of residence may have insider trading and/or market abuse laws which may affect Participant’s ability to acquire or sell shares of Stock under the Plan during such times that Participant is considered to have “inside information” (as defined in the laws in Participant’s country). These laws may be the same or different from the Company’s insider trading policy. Participant acknowledges that it is his or her responsibility to be informed of and compliant with such regulations, and Participant is advised to speak to his or her personal advisor on this matter.